ARGYLE ENERGY, INC.

10777 Westheimer
Suite 170
Houston, Terms 77042
Phone.- (832)358-3900
Fax: (832) 358-3903

September 1, 2005
Mike Piazza
Ignis Petroleum Corporation
100 Crescent Court
7th floor
Dallas Texas 75201

Bayou City Exploration, Inc. f/k/a Blue Ridge Energy, Inc.
10777 Westheimer
Suite 170
Houston, Texas 77024

RE:	Amendment to Letter Agreement, North Wright Prospect Area, Acadia Parish, Louisiana

Gentlemen:

Reference is made to that certain letter agreement (the "Agreement") dated March 31, 2005, executed by and between Argyle Energy, Inc. ("Argyle"), Newton Properties, Inc. {"Newton"), and Bayou City Exploration, Inc. f/k/a Blue Ridge Energy, Inc. ("BCE"), pertaining to the North Wright Prospect Area, Acadia Parish, Louisiana, as more particularly set forth in the Agreement.

Unless otherwise noted herein, all capitalized terms used herein shall have the meanings given such terms in the Agreement and the Joint Operating Agreement ("JOA") attached as Exhibit B to the Agreement.

For good and adequate consideration exchanged between the parties, the receipt and sufficiency of which is hereby acknowledged and confessed by the parties, the Agreement is amended as follows:

•
Ignis Petroleum Corporation (“Ignis”) represents that is has acquired all of the right, title and. interest, and obligations of Newton in and under the Agreement and is the current owner of such right, title and interest, and obligations free and clear of all liens, security interests, and encumbrances created by, through and under Ignis.

•
Ignis shall have until March 31, 2006, to spud the Initial Well on the Prospect. In the event the Initial Well is not spud on or before March 31, 2006, Ignis shall reassign all of the right, title and interest acquired under the Agreement to Argyle. The "second payment" as referenced and described in the Agreement shall be paid to Argyle on or before September 30, 2005.

•
Under no circumstance, and notwithstanding anything contrary in the JOA, BCE shall have no obligation to propose the Initial Well, determine its location, determine its depth, or determine by which date it will be commenced.

•	BCE shall have no obligation to perform any operations on the Prospect Area time as Ignis has fully satisfied its escrow obligations as provided in the Agreement.

•
It is acknowledged and agreed that BCE commenced its obligations under paragraph 12 of the Agreement on September 1, 2005, and therefore Ignis's payment obligations of $10,000.00 per month and per well, as described in paragraph 12 of the Agreement, arose on September 1, 2005.

This amendment to the Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

If the foregoing corresponds to your understanding of the amendment to the Agreement, please indicate your acceptance in the space provided below and return a fully executed copy hereof to me for my files.

Sincerely,
/s/ Harry Peters
Harry Peters
Argyle Energy, Inc.

AGREED AND ACCEPTED THIS 1ST DAY OF SEPTEMBER, 2005.

IGNIS PETROLEUM CORPORATION

By:	/s/ Michael P. Piazza

Title: President & CEO 9/29/05

BAYOU CITY EXPLORATION F/K/A/ BLUE RIDGE ENERGY, INC.

By:	/s/ Harry Peters

Title: SR VP/ COO